Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is hereby entered into by Linda Reino (“REINO”) and MedQuist Inc., together with its parents, subsidiaries, divisions, affiliates, related companies, predecessors and successors (“MEDQUIST”).

1.             Departure Date.  REINO’s employment with MEDQUIST was terminated effective May 14, 2007 (the “Departure Date”).  As of the Departure Date, REINO was relieved of all titles, duties, responsibilities and authority as an officer of MEDQUIST.

2.             Termination of Employment Agreement/Survival of Certain Provisions.  As of the Departure Date, REINO understands and agrees that the August 10, 2006 Employment Agreement between REINO and MEDQUIST (the “Employment Agreement”), was terminated, except as may otherwise be provided for in the Employment Agreement or as may be required by operation of law.  Without limiting the foregoing, REINO understands and agrees that the covenants and enforcement provisions of Section 4 of the Employment Agreement shall remain in effect in accordance with their terms.  A true and correct copy of the Employment Agreement is attached hereto as Exhibit A.

3.             No Future MedQuist Employment.  REINO understands and agrees that:  (a) she has no intention of applying for and will not apply for or otherwise seek reemployment or reinstatement with MEDQUIST; and (b) MEDQUIST has no obligation to reinstate, rehire, reemploy or hire REINO at any time in the future.

4.             Consideration.  In consideration for REINO entering into this Agreement and fully abiding by its terms, and assuming REINO has not revoked the Agreement as described in 18 below, MEDQUIST agrees to provide REINO with the following consideration:

(a)           Separation Benefits.  The separation benefits set forth in Section 5 of the Employment Agreement;

(b)           Response to Inquiries.  MEDQUIST agrees that, in response to any inquiries regarding REINO’s departure, it will only provide the information set forth in MEDQUIST’s May 14, 2007 press release regarding REINO’s departure from MEDQUIST, a true and correct copy of which is attached hereto as Exhibit B, along with only confirming dates of employment and salary.  REINO shall direct any inquiries to Donna Jack at (856) 206-4905 or djack@medquist.com.

5.             No Other Compensation or Benefits Owing.  REINO understands and agrees that, except as otherwise provided for in this Agreement and as may be required by the Employment Agreement, REINO is not and will not be due any other compensation or benefits from MEDQUIST.

6.             Release by REINO.  In consideration of the compensation, benefits and agreements provided for pursuant to this Agreement and the Employment Agreement, the sufficiency of which is hereby acknowledged, REINO, for herself and for any person who may claim by or through her, releases and forever discharges MEDQUIST, and its past, present and future parents, subsidiaries, divisions, affiliates, related companies, predecessors, successors, officers, directors, attorneys, agents, and employees (the “Releasees”), from any and all claims or causes of action that REINO had, has or may have, relating to REINO’S employment with and/or termination from MEDQUIST, up until the date of this Agreement, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990 (“ADEA”), the Americans with Disabilities Act, the Employee Retirement Income Security Act (“ERISA); claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any, kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business ‘injury of any kind; claims for breach of any agreement between REINO and MEDQUIST or for any compensation or benefits provided for pursuant to any such agreement; and any and all other claims to any form of legal or equitable relief or damages; any other claims for compensation or benefits; or any claims for attorneys’ fees or costs.

7.             Exclusion for Certain Claims.  REINO and MEDQUIST understand and agree that the release in Paragraph 6 shall not apply to any claims, including any claims under ADEA, arising after the effective date of this Agreement, nor shall anything herein prevent any party from instituting any action to enforce the terms of this Agreement.

8.             Exclusion of Filing EEOC Charges/Waiver of Individual Recovery.  REINO and MEDQUIST understand and agree that nothing in this Agreement shall prevent REINO from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any EEOC investigation or proceeding; provided, however, that REINO waives any and all rights to recover any individual damages or relief in connection with any EEOC investigation or proceeding.

9.             Disclosure of Any Material Information.  As of the date REINO signs this Agreement, REINO represents and warrants that she has disclosed to MEDQUIST any information in her possession concerning any conduct involving MEDQUIST that she has any reason to believe may be unlawful, violates any MEDQUIST policy or would otherwise reflect poorly on MEDQUIST in any respect.

10.           Duty to Cooperate.  REINO understands and agrees that she shall cooperate fully with MEDQUIST regarding any matter, including, but not limited to, any litigation, investigation, governmental proceeding or internal MEDQUIST review, which relates to any matter in which REINO was involved or concerning which MEDQUIST reasonably determines REINO may have responsive or relevant information.  REINO further understands and agrees that such cooperation includes, but is not limited to, full disclosure of all relevant information; truthfully testifying and/or answering questions; and making herself reasonably available for interviews, depositions or court appearances in connection with any such litigation, investigation, proceeding or internal MEDQUIST review.  REINO understands and agrees that she shall render any such cooperation in a timely manner and at such times and places as may be mutually agreeable to REINO and MEDQUIST.  Upon submission of appropriate documentation, MEDQUIST shall reimburse REINO for reasonable travel, lodging, meals, and telecommunications expenses incurred by REINO in connection with her compliance with this

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Paragraph.  Except as may be prohibited by operation of law, REINO understands and agrees that she shall immediately notify MEDQUIST if she is contacted for an interview or receives a subpoena or request for information in any matter related to or concerning her employment with MEDQUIST.  REINO further understands and agrees that she will not initiate any communication or respond to any inquiry with a member of the press regarding MEDQUIST, and will refer any such inquiry to MEDQUIST, unless REINO is responding to a press release or other communication issued by MEDQUIST regarding REINO’s employment with MEDQUIST.

11.           Return of Property.  REINO represents and warrants that as of the date she signs this Agreement she has returned all property of MEDQUIST, regardless of the type or medium (i.e., hard or flash drive, computer disk, CD-ROM, DVD-ROM) upon which it is maintained, including, but not limited to, all customer lists, vendor lists, business plans and strategies, financial data or reports, memoranda, correspondence, software, contract terms, compensation and commission plans, and any other documents pertaining to the business of MEDQUIST, or its customers or vendors, as well as any credit cards, keys, identification cards, and any other documents, writings and materials that REINO came to possess or otherwise acquired as a result of and/or in connection with REINO’s employment with MEDQUIST.  Should REINO later find any MEDQUIST property in REINO’s possession, REINO agrees to immediately return it.  REINO further agrees not to maintain any copies of said property or make any copies of said property available to any third-party.

12.           Non-Disparagement.  The parties agree not to engage in any form of conduct or to make any statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of REINO or MEDQUIST.

13.           Remedies for Breach.  REINO understands and agrees that a breach of this Agreement or any provision of the Employment Agreement that survives its expiration will result in immediate and irreparable injury to MEDQUIST. REINO, therefore, agrees that, in addition to any remedy MEDQUIST may have under the Agreement, the Employment Agreement, or applicable law, MEDQUIST shall be entitled to a forfeiture of any amounts still due and owing to REINO under the terms of this Agreement or the Employment Agreement.  Nothing herein shall be construed as prohibiting MEDQUIST from pursuing any other remedies for any breach.

14.           Non-Admission by MedQuist.  REINO understands and agrees that this Agreement shall not be deemed or construed as an admission of liability by MEDQUIST for any purpose.  Specifically, but without limiting the foregoing, REINO understands and agrees that this Agreement shall not constitute an admission that any action by MEDQUIST relating to REINO was in any way wrongful or unlawful.  REINO further agrees that nothing contained in this Agreement can be used by REINO, or any other individual in any way as precedent for future dealings with MEDQUIST, or any of its officers, directors, attorneys, agents or employees.

15.           General.

(a)           Severability.  If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, then that provision will

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be eliminated, modified or restricted in whatever manner is necessary to make the remaining provisions enforceable to the maximum extent allowable by law.

(b)           Successors.  This Agreement shall be binding upon, enforceable by, and inure to the benefit of REINO, MEDQUIST and each Releasee, and REINO’s and MEDQUIST’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and to any successor or assign of each Releasee, but neither this Agreement, nor any rights, payments, or obligations arising hereunder may be assigned, pledged, transferred, or hypothecated by REINO or MEDQUIST.

(c)           Controlling Law and Venue.  This Agreement shall be construed and enforced under the laws of and before the courts of the State of New Jersey.  Any action relating to this Agreement or the Employment Agreement shall be brought in state court in Burlington County, New Jersey, or in Federal Court for the District of New Jersey.

(d)           Waiver.  No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver.  A waiver by any party hereto of a breach or default by another party of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

(e)           Notices.  All notices, requests, demands and other communications regarding this Agreement shall be in writing and delivered in person or sent by Registered or Certified U.S.  Mail, Postage Prepaid, Return Receipt Requested, and properly addressed as follows:

To MEDQUIST:	MedQuist Inc.
1000 Bishops Gate Boulevard
Suite 300
Mt. Laurel, NJ 08054-4632
Attention: General Counsel

To REINO:	Linda Reino
1529 Canyon Drive
Downingtown, PA 19335

16.           Entire Agreement/Amendment.  The parties hereto agree that this Agreement and those provisions of the Employment Agreement that survive its expiration constitutes the entire agreement between REINO and MEDQUIST, and that neither may be modified except by written document, signed by the parties hereto.

17.           Knowing and Voluntary Action.  REINO acknowledges that she received this Agreement on May 15, 2007 and has consulted an attorney before signing this Agreement.  REINO further represents and warrants that she has read this Agreement; has been given a period of at least twenty one (21) days to consider the Agreement; understands its meaning and application; and is signing of her own free will with the intent of being bound by it.  If REINO elects to sign this Agreement prior to the expiration of twenty one (21) days, she has done so voluntarily and knowingly.

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18.           Revocation of Agreement.  REINO further acknowledges that she may revoke this Agreement at any time within a period of seven (7) days following the date she signs the Agreement.  Notice of revocation shall be made in writing, sent via Registered or Certified U.S. Mail, Postage Prepaid, Return Receipt Requested and properly addressed to MEDQUIST in accordance with Paragraph 15 above.  Such revocation must be received by MEDQUIST by the close of business of the first day following the end of the seven-day revocation period.  This Agreement shall not become effective until after the time period for revocation has expired.

IN WITNESS WHEREOF, the parties have executed and agreed to this Agreement consisting of five (5) pages.

LINDA REINO

/s/ Linda Reino
Date: June 13, 2007

MEDQUIST INC.

By: Howard Hoffmann
Title: CEO
Date: June 28, 2007

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EXHIBIT A

August 10, 2006

Linda Reino
c/o MedQuist Inc.
1000 Bishops Gate Blvd., Suite 300
Mt. Laurel, NJ 08054

Dear Linda:

On behalf of MedQuist Inc. (the “Company”), this Agreement describes the terms of your new employment as the Company’s Chief Operating Officer, which will commence on October 2, 2006 (the “Employment Commencement Date”). For purposes of this Agreement, you are referred to as the “Employee.” Other capitalized terms used in this Agreement have the meanings defined in Section 7, below.

1.             Term. The Company shall employ Employee hereunder for a three (3) year term commencing on the Employment Commencement Date hereof (the “Term”), which Term will be automatically extended for additional one (1) year periods beginning on the third anniversary of the Employment Commencement Date and upon each subsequent anniversary thereof unless either party provides the other party with at least ninety (90) days’ prior written notice of its intention not to renew this Agreement unless terminated earlier pursuant to Sections 3 or 5 of this Agreement.

2.             Consideration.

a.             Compensation. As consideration for all services rendered by Employee to the Company and for the Covenants contained herein, Employee will be entitled to:

(1)           base salary at an annual rate of $310,000;

(2)           participate in MedQuist’s Management Bonus Plan, commencing in 2007. Your target bonus in this plan will be 45% of your base salary for 2007 and following years. The target bonus is the payment amount that the Employee shall be eligible to receive if the Company and Employee both attain the pre-established bonus plan target objectives. The actual bonus award may be higher or lower than the target bonus amount based upon achievement of the objectives by Employee and the Company. Management Bonus Plan target objectives shall be developed on or before February 28th of each year of the Management Bonus Plan;

(3)           participate in the same employee benefit plans available generally to other full-time employees of the Company, subject to the terms of those plans (as the same may be modified, amended or terminated from time to time); (benefits information package previously provided to you);

(4)           receive relocation support in accordance with the Company Relocation Policy. This relocation offer will be in effect for the first twenty-four (24) months of your employment;

(5)           if Employee’s employment is terminated by the Company without Cause the severance pay and benefits are described below in Section 5.

b.             Long Term Incentives. In addition, from time to time, the Board may review the performance of the Company and Employee and, in its sole discretion, may grant stock options, shares of restricted stock or other equity-based incentives to Employee to reward extraordinary performance and/or to encourage Employee’s future efforts on behalf of the Company. The grant of any such equity incentives will be subject to the terms of the Company’s equity-based plans and will be evidenced by a separate award agreement by and between the Company and Employee.

(1)           Upon joining MedQuist, you will become entitled to a special stock option grant of 80,000 shares of non-qualified stock options (“Special Option Grant”) to purchase Company common stock, no par value (“Common Stock”), pursuant to the Company’s Stock Option Plan adopted May 29, 2002 (the “Option Plan”). The grant date of the Special Option Grant will occur on the later of (i) the date the Company becomes current in its reporting obligations under the Securities Exchange Act of 1934; or (ii) the first date thereafter when the Form S8 Registration Statement for the Option Plan complies with the requirement of the Securities Exchange Commission provided that you are still an employee on the grant date. The option price for the Special Option Grant shall be equal at least to the fair market value of the Company’s Common Stock as of the grant date. The Special Option Grant will be subject to all of the terms and conditions of the Option Plan and the Stock Option Agreement that will be issued if and when the grant becomes effective. Your right to exercise the option will vest in equal 20% installments on each of the first five (5) anniversaries of the grant date. In the event of a “Change of Control” (as defined below) of the Company while you are an employee, your Special Option Grant may, from and after the date which is six months after the Change of Control (but not beyond the expiration date of the option), be exercised for up to 100% of the total number of shares then subject to the Special Option Grant minus the number of shares previously purchased upon exercise of such option (as adjusted for any change in the outstanding shares of the Common Stock of the Company in accordance with the terms of the Option Plan) and your vesting date will accelerate accordingly. A “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

a.             A change within a twelve-month period in the holders of more than 50% of the outstanding voting stock of the Company; or

b.             Any other event deemed to constitute a “Change of Control” by the Company’s Board of Directors.

(2)           Contingent upon Employee’s continued attainment of performance objectives, the Company agrees to deliver a long term incentive value of $60,000 annually through one of the following, as determined in the Company’s sole discretion: (i) a stock option grant pursuant to the Option Plan, (ii) a restricted stock grant or (iii) a cash-based long term incentive program to be developed. The long term incentive value of Company stock will be calculated based on an industry accepted stock valuation methodology.

3.             Employment At-Will. Nothing contained in this Agreement is intended to create an employment relationship whereby Employee will be employed other than as an “at-will” employee. Employee’s employment by the Company may be terminated by Employee or the Company at any time; provided, however, that while employed by the Company, the terms and conditions of Employee’s employment by the Company will be as herein set forth; and provided further, that Section 4 of this Agreement will survive the termination of Employee’s employment.

4.             Covenants

a.             Non-Solicitation. While employed by the Company and for the eighteen (18) month period following the cessation of that employment for any reason (and without regard to whether such cessation was initiated by Employee or the Company), Employee will not do any of the following without the prior written consent of the Company:

(1)           solicit, entice or induce, either directly or indirectly, any person, firm or corporation who or which is a client or customer of the Company or any of its subsidiaries to become a client or customer of any other person, firm or corporation;

(2)           influence or attempt to influence, either directly or indirectly, any customer of the Company or its subsidiaries to terminate or modify any written or oral agreement or course of dealing with the Company or its subsidiaries (except in Employee’s capacity as an employee of the Company); or

(3)           influence or attempt to influence, either directly or indirectly, any person to terminate or modify any employment, consulting, agency, distributorship, licensing or other similar relationship or arrangement with the Company or its subsidiaries (except in Employee’s capacity as an employee of the Company).

b.             Non-Disclosure. Employee shall not use for Employee’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Company, any “Confidential Information,” which term shall mean any information regarding the Business methods, Business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of, or developed by, Company or any other confidential information relating to or dealing with the Business operations of Company, made known to Employee or learned or acquired by Employee while in the employ of Company, but Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the general public. The foregoing provisions of this subsection shall apply during and after the period when the Employee is an employee of the Company and shall be in addition to (and not a limitation of) any legally applicable protections of Company interest in confidential information, trade secrets, and the like. At the termination of Employee’s employment with Company, Employee shall return to the Company all copies of Confidential Information in any medium, including computer tapes and other forms of data storage.

c.             Non-Competition. While employed by the Company and for the eighteen (18) month period following the cessation of that employment for any reason (and without regard to whether such cessation was initiated by Employee or the Company), Employee shall not directly or indirectly engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business which is involved in business activities which are the same as or in direct competition with Business activities carried on by the Company, or being definitively planned by the Company at the time of termination of Employee’s employment. Nothing contained in this subsection shall prevent Employee from holding for investment up to three percent (3%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

d.             Intellectual Property & Company Creations.

(1)           Ownership. All right, title and interest in and to any and all ideas, inventions, designs, technologies, formulas, methods, processes, development techniques, discoveries, computer programs or instructions (whether in source code, object code, or any other form), computer hardware, algorithms, plans, customer lists, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, techniques (whether reduced to written form or otherwise), patents, patent applications, formats, test results, marketing and business ideas, trademarks, trade secrets, service marks, trade dress, logos, trade names, fictitious names, brand names, corporate names, original works of authorship, copyrights, copyrightable works, mask works, computer software, all other similar intangible personal property, and all improvements, derivative works, know-how, data, rights and claims related to the foregoing that have been or are conceived, developed or created in whole or in part by the Employee (a) at any time and at any place that relates directly or indirectly to the Business of the Company, as then operated, operated in the past or under consideration or development or (b) as a result of tasks assigned to Employee by the Company (collectively, “Company Creations”), shall be and become and remain the sole and exclusive property of the Company and shall be considered “works made for hire” as that term is defined pursuant to applicable statutes and law.

(2)           Assignment. To the extent that any of the Company Creations may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Employee retains any interest in or to the Company Creations, Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Employee has or may have, either now or in the future, in and to the Company Creations, and any derivatives thereof, without the necessity of further consideration. Employee shall promptly and fully disclose all Company Creations to the Company and shall have no claim for additional compensation for Company Creations. The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks, and service marks with respect to such Company Creations.

(3)           Disclosure & Cooperation. Employee shall keep and maintain adequate and current written records of all Company Creations and their development by Employee (solely or jointly with others), which records shall be available at all times to and remain the sole property of the Company. Employee shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any Company Creations. Employee further agrees to execute and deliver to the Company or its designee(s) any and all formal transfers and assignments and other documents and to provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Company Creations. Employee hereby designates and appoints the Company or its designee as Employee’s agent and attorney-in-fact to execute on Employee’s behalf any assignments or other documents deemed necessary by the Company to perfect, maintain or otherwise protect the Company’s rights in any Company Creations.

e.             Acknowledgments. Employee acknowledges that the Covenants are reasonable and necessary to protect the Company’s legitimate Business interests, its relationships with its customers, its trade secrets and other confidential or proprietary information. Employee further acknowledges that the duration and scope of the Covenants are reasonable given the nature of this Agreement and the position Employee holds or will hold within the Company. Employee further acknowledges that the Covenants are included herein to induce the Company to enter into this Agreement and that the Company would not have entered into this Agreement or otherwise employed or continued to employ the Employee in the absence of the Covenants. Finally, Employee also acknowledges that any breach, willful or otherwise, of the Covenants will cause continuing and irreparable injury to the Company for which monetary damages, alone, will not be an adequate remedy.

f.              Enforcement.

(1)           If any court determines that the Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, that court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

(2)           The parties acknowledge that significant damages will be caused by a breach of any of the Covenants, but that such damages will be difficult to quantify. Therefore, the parties agree that if Employee breaches any of the Covenants, liquidated damages will be paid by Employee in the following manner:

a.             any Company stock options, stock appreciation rights, restricted stock units or similar equity incentives then held by Employee, whether or not then vested, will be immediately and automatically forfeited;

b.             any shares of restricted stock issued by the Company, then held by Employee or her permitted transferee and then subject to forfeiture will be immediately and automatically forfeited; and

c.             any obligation of the Company to provide severance pay or benefits (whether pursuant to Section 5 or otherwise) will cease.

(3)           In addition to the remedies specified in Section 4(f)(2) and any other relief awarded by any court, if Employee breaches any of the Covenants:

a.             Employee will be required to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as a result of any such breach; and

b.             the Company will be entitled to injunctive or other equitable relief to prevent further breaches of the Covenants by Employee.

(4)           If Employee breaches Section 4, then the duration of the restriction therein contained will be extended for a period equal to the period that Employee was in breach of such restriction.

5.             Termination. Employee’s employment by the Company may be terminated at any time. Upon termination, Employee will be entitled to the payment of accrued and unpaid salary through the date of such termination. All salary, commissions and benefits will cease at the time of such termination, subject to the terms of any benefit plans then in force or enforceable under applicable law and applicable to Employee, and the Company will have no further liability or obligation hereunder by reason of such termination; provided, however, that subject to Section 4(f)(2)(iii), if Employee’s employment is terminated by the Company without Cause, Employee will be entitled to (a) continued payment of her base salary (at the rate in effect upon termination) for a period of 12 months; (b) a payment equal to the average of the last three bonuses from the MedQuist Management Bonus Plan received by Employee. In the event that there are not three full years of employment, then the average of the last two years will apply. If less than two years, the target bonus will be paid; and notwithstanding the foregoing, no amount will be paid or benefit provided under this Section 5 unless and until (x) Employee executes and delivers a general release of claims against the Company and its subsidiaries in a form prescribed by the Company, and (y) such release becomes irrevocable. Any severance pay or benefits provided under this Section 5 will be in lieu of, not in addition to, any other severance arrangement maintained by the Company.

6.             Miscellaneous.

a.             Other Agreements. Employee represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which she is a party that would prevent or make unlawful her execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Employee’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Employee of her duties to the Company.

b.             Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the employment of Employee by the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

c.             Waiver. Any waiver of any term or condition hereof will not operate as a waiver of any other term or condition of this Agreement. Any failure to enforce any provision hereof will not operate as a waiver of such provision or of any other provision of this Agreement.

d.             Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the State of New Jersey without regard to the application of the principles of conflicts of laws.

e.             Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been herein contained.

f.              Wage Claims. The parties intend that all obligations to pay compensation to Employee be obligations solely of the Company. Therefore, intending to be bound by this provision, Employee hereby waives any right to claim payment of amounts owed to her, now or in the future, from directors or officers of the Company in the event of the Company’s insolvency.

g.             Successors and Assigns. This Agreement is binding on the Company’s successors and assigns.

h.             Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and will not affect its interpretation.

i.              Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original and all of which together will constitute but one and the same instrument.

7.             Definitions. Capitalized terms used herein will have the meanings below defined:

a.             “Business” means electronic transcription services and other health information management solutions services businesses in which the Company or its subsidiaries are engaged anywhere within the United States.

b.             “Cause” means the occurrence of any of the following: (1) Employee’s refusal, willful failure or inability to perform (other than due to illness or disability) her employment duties or to follow the lawful directives of her superiors; (2) misconduct or gross negligence by Employee in the course of employment; (3) conduct of Employee involving any type of disloyalty to the Company or its subsidiaries, including, without limitation: fraud, embezzlement, theft or dishonesty in the course of employment; (4) a conviction of or the entry of a plea of guilty or nolo contendere to a crime involving moral turpitude or that otherwise could reasonably be expected to have an adverse effect on the operations, condition or reputation of the Company, (5) a material breach by Employee of any agreement with or fiduciary duty owed to the Company; or (6) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription.

c.             “Covenants” means the covenants set forth in Section 4 of this Agreement.

To acknowledge your agreement to and acceptance of the terms and conditions of this Agreement, please sign below in the space provided within five (5) days of the date of this Agreement and return a signed copy to my attention. If the Agreement is not signed and returned within five (5) days, the terms and conditions of this Agreement will be deemed withdrawn.

Sincerely,

MedQuist, Inc.

	By:	/s/ Frank W. Lavelle
Frank W. Lavelle
President
Accepted and Agreed:

/s/ Linda Reino
Linda Reino

EXHIBIT B

MedQuist Investor Relations

PRESS RELEASES

MedQuist (ticker.  MEDQ, exchange: Other OTC) News Release — May 14, 2007

MedQuist Announces that President, COO Will Be Leaving the Company

Howard Hoffmann, CEO, will assume President’s Responsibilities.

with Other Senior Executives Sharing the COO’S Duties

MT. LAUREL, N.J.—(BUSINESS WIRE)-.May 14, 2007—MedQuist today announced that Frank Lavelle, its current President. and Linda Reino, the company’s Chief Operating Officer, will be resigning to pursue other opportunities.  Howard Hoffmann, who has served as CEO for nearly three years. will take over the responsibilities of President.  Mark Ivie, the company’s Chief Technology Officer, and Michael Clark.  Senior Vice President of Operations, will together assume the former Chief Operating Officer’s responsibilities, which in large measure they had shared prior to the establishment of the COO position.

MedQuist CEO Hoffmann stated that, “Frank has served as President of the company for more than two years. during a period of extraordinary change within the company and our Industry as a whole.  We’ve responded well to these changes. and Frank has certainly played an important role in that.  We appreciate all he has done.” In speaking of Ms. Reino, Hoffmann said, “Linda has also been here during a number of key recent changes in operations.  We appreciate her contributions on that front and wish her well.”

Consistent with its ongoing efforts to streamline and enhance operational performance, the company has no current plans to fill, either position.

About MedQuist

MedQuist, a member of the Phillips Group of Companies, is a leading provider of electronic medical transcription, health information and document management products and services.  MedQuist provides document workflow management, digital dictation. speech recognition, mobile dictation devices, Web-based transcription, electronic signature, medical coding products and outsourcing services.

Disclosure Regarding Forward-Looking Statements:

Some of the statements In this Press Release constitute “forward-looking statements within the meaning of the US. Private Securities Litigation Reform Act of 1995.  These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto.  Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements.  The forward-looking statements contained in this Press Release include, without limitation, statements about the Company’s results of operations, financial condition, ongoing legal proceedings and government investigations, and accommodation programs.  These Statements are only predictions and as such

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are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.  Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements.  As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new Information, future events or otherwise.  Actual outcomes and results may differ from the forward-looking statements for many reasons, including any direct or indirect Impact of the matters disclosed in the Form 8-K filed by the Company on May 11.2007 on the Company’s operating results or financial condition; any continuation of pricing pressures and declining billing rates; difficulties relating to the Implementation of management changes throughout the Company and the outcome of pending and future legal and regulatory proceedings and investigations, including costs and expenses related thereto.

Web site: http://www.medquist.com

CONTACT:	Craig Martin
Feinstein Kean Healthcare
Phone: 617.761.6729
Email: craig.martin@fkhealth.com

SOURCE:	MedQuist Inc.

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